March 28, 2018

Robert McKeracher
[Address Omitted]

Dear Rob,

As we continue transforming our business under the Value Creation Plan, your leadership and commitment to the organization is essential. The purpose of this letter is to confirm the understanding between you and SunOpta regarding your employment as we continue our journey and build upon our efforts in 2018 and beyond.

If you voluntarily remain employed with SunOpta through the later of (i) the date SunOpta’s Annual Report on Form 10-K for the fiscal year ending December 28, 2019 is filed with the Securities and Exchange Commission or (ii) March 31, 2020 (the latest of such dates to occur being referred to herein as the “Retention Date”), you will receive a retention bonus equivalent to sixty percent (60%) of your annual base salary as of the Retention Date (the “Retention Bonus”). The Retention Bonus shall be comprised of a 50% cash payment and 50% of a grant of Restricted Stock Units. The cash portion of the Retention Bonus, less all applicable withholdings, will be paid to you on the first regular payroll date following the Retention Date. The Restricted Stock Units shall be issued within ten (10) days after the date of this letter and shall vest on the Retention Date if you are entitled to receive the Retention Bonus.

If SunOpta terminates your employment without “Cause” prior to the Retention Date, you will be paid the entire cash amount of the Retention Bonus on the first regular payroll date following the date of termination of your employment and your Restricted Stock Units will vest immediately as of the termination date of your employment. For purposes of this letter, “Cause” means: (i) your engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to SunOpta; (ii) your embezzlement, misappropriation or fraud whether or not related to your employment with SunOpta; or (iii) your conviction of or plea of guilty or nolo contendere to a crime that constitutes an indictable or felony offence (excluding driving offences) or a crime that constitutes a misdemeanor involving moral turpitude.

On the Retention Date you may elect to voluntarily terminate your employment and receive the severance payment as defined in your executive employment agreement with SunOpta dated October 10, 2011 (the “Severance Payment”). If you voluntarily terminate your employment with SunOpta at any time prior to or following the Retention Date, you will not be entitled to receive the Severance Payment. If SunOpta terminates your employment without Cause at any time prior to, on or following the Retention Date, you will be entitled to receive the Severance Payment.

If you elect to voluntarily terminate your employment on the Retention Date or SunOpta terminates your employment without Cause prior to, on or following the Retention Date, you will continue to be eligible for any payments earned or owing under the applicable Short-Term Incentive Plan (“STIP”) for (i) any earned but not yet paid STIP for the prior fiscal year; and (ii) a pro-rata portion of your 2018 or 2019 STIP based upon your termination date subject to a payout to senior leaders under the STIP for that year. The payment of STIP, if any, will be paid out to you in accordance with the normal payout timeframe for all employees.

Lastly, it is agreed that if you elect to voluntarily terminate your employment on the Retention Date (whether or not SunOpta elects to waive your resignation notice requirement) or SunOpta terminates your employment without Cause prior to, on or following the Retention Date (i) any long-term incentive grants awarded to you as of the date of this letter shall continue to vest through May 24, 2020 and (ii) any vested options can be exercised through the earlier of the expiration date of the option or June 24, 2020. In the event of a conflict between the terms of this letter and any applicable award agreement or stock incentive plan document, the terms of this letter will control.

– 2 –	March 29, 2018

Respectfully,

/s/ David Colo

David Colo
President and CEO

I agree to the above conditions of employment.

/s/ Robert McKeracher	March 28, 2018
Employee Signature	Date